UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): May 31, 2007
Third Wave Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-31745	39-1791034
(State or Other Jurisdiction (Commission (IRS Employer of Incorporation) File Number) Identification No.)

502 South Rosa Road,Madison, Wisconsin	53719

(Address of Principal Executive Offices)	(Zip Code)
(608) 273-8933
(Registrant’s Telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On May 31, 2007, Third Wave Japan, Inc., a Japanese corporation (“Third Wave Japan”) and majority-owned subsidiary of Third Wave Technologies, Inc. (the “Company”), entered into a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Mitsubishi Corporation (“Mitsubishi”), CSK Institute for Sustainability, Ltd., a wholly owned subsidiary of CSK Holdings (“CSK”), BML, Inc. (“BML”), Daiichi Pure Chemicals Co., Ltd (“Daiichi”), Toppan Printing Co., Ltd. (“Toppan”) and Shimadzu Corporation (“Shimadzu” and, together with Mitsubishi, CSK, BML, Daiichi, and Toppan, the “Investors”). Under the Purchase Agreement, the Investors purchased 7,112 shares of convertible, Series A preferred stock, at a cash purchase price of ¥ 90,000 per share (approximately $739), for an aggregate purchase price of ¥ 640,080,000 (approximately $5.3 million), which represents approximately 12.9% of Third Wave Japan’s outstanding shares and approximately 12.4% of Third Wave Japan’s outstanding equity on a fully-diluted basis. As a result of the transaction and the prior investments made by Mitsubishi and CSK in April 2006, the Investors will own approximately 27% of Third Wave Japan prior to the exercise of outstanding warrants or 31% after exercise of the warrants. The convertible, Series A preferred stock has an 8% non-cumulative dividend payable as and if declared by the board, a liquidation preference over the common stock, redemption rights, anti-dilution protection, voting rights (on an as-converted basis), and veto rights regarding key matters such as charter amendments, mergers, and liquidation.
     Pursuant to the Purchase Agreement, the Investors, Third Wave Japan and the Company entered into an Investor Rights Agreement (the “Investor Rights Agreement”), pursuant to which the Investors have certain rights regarding Third Wave Japan including (1) information and inspection rights, (2) preemptive rights, and (3) co-sale rights. Mitsubishi has additional rights including (1) the right to appoint 1 out of 4 Third Wave Japan directors, and (2) veto power over certain matters including budget approval, payment of dividends, and certain licensing and other transactions involving more than 10% of the fair market value of the total assets of Third Wave Japan. The Investor Rights Agreement also includes restrictions on the transfer of Third Wave Japan capital stock and provides Third Wave Japan and its shareholders a right of first refusal with respect to the sale of any Third Wave Japan shares. Upon a “change of control” of the Company, the Company would have the right to purchase all Third Wave Japan capital stock held by the Investors for the “fair value” of such stock. Further, upon a “change of control” of the Company, Mitsubishi would be entitled to require Third Wave Japan to purchase all Third Wave Japan stock owned by Mitsubishi for an amount equal to 110% of the amount paid by Mitsubishi for the stock.
Item 1.02. Termination of Material Definitive Agreement.
     Pursuant to the Investor Rights Agreement entered into in connection with the transaction, the Investor Rights Agreement among Third Wave Japan, the Company, Mitsubishi, and CSK dated April 21, 2006 was terminated.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has fully caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

THIRD WAVE TECHNOLOGIES, INC.

Date: June 6, 2007	/s/ Cindy S. Ahn

Name: Cindy S. Ahn Title: Vice President & General Counsel